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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 15, 2005


                         Virginia Commerce Bancorp, Inc.
             (Exact name of registrant as specified in its charter)


           Virginia                         0-28635                  54-1964895
(State or other jurisdiction       (Commission file number)        (IRS Employer
      of incorporation)                                               Number)


                   5350 Lee Highway, Arlington, Virginia 22207
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code: 703.534.0700

      Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

      On November 15, 2005, Virginia Commerce Bancorp, Inc. (the "Company"), the parent company of Virginia Commerce Bank, Arlington, Virginia, entered into a definitive agreement with respect to the sale in a private placement of an aggregate of $25 million of trust preferred securities through VCBI Capital Trust III, a newly formed trust subsidiary organized under Delaware law (the "Trust"). Closing of the sale of the trust preferred securities is expected to occur on December 20, 2005

      The proceeds from the sale of the trust preferred securities, along with the proceeds of the sale of the common securities of the Trust, all of which will be owned by the Company (the trust preferred and common securities collectively the "Trust Securities") will be used by the Trust to purchase from the Company an aggregate of $25,774,000 of junior subordinated deferrable interest debentures (the "Debentures"). The Debentures will mature in 2036, and will be redeemable at par, at the Company's option, at any time on or after February 23, 2011, subject to regulatory approval. The Debentures will be redeemable prior to February 23, 2011 at a premium ranging up to 104% of the principal amount thereof, upon the occurrence of certain regulatory or legal events. The Debentures will bear interest on a quarterly basis, at a 6.19% fixed rate until February 23, 2011, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 142 basis points over three month LIBOR. In connection with the agreement for the sale of the trust preferred securities, the purchaser entered into a hedging transaction with a third party to lock in the fixed rate. In the event that the transaction does not close then the Company will be obligated to reimburse the purchaser for its expenses in initiating and terminating the hedge.

      The Trust Securities will represent guaranteed beneficial interests in a like amount of Debentures, and are intended to qualify as Tier 1 capital, subject to applicable regulatory limits. Interest payments on the Debentures will be used to pay quarterly distributions on the Trust Securities. The Debentures will constitute the sole asset of the Trust. Payment of distributions on, and the liquidation or redemption price of, the trust preferred securities are guaranteed by the Company, to the extent the Trust has funds available therefore (the "Guarantee").

      Payment of interest on the Debentures and distributions on the trust preferred securities may be deferred for up to twenty consecutive quarterly periods, at the option of the Company. If the Company elects to defer payments on the Debentures, it will generally not be able to (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (B) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Debentures, or (C) make any payment under any guarantees of the Company that rank pari passu in all respects with or junior in interest to the Guarantee. The principal amount of the Debentures is subject to acceleration upon the occurrence of certain bankruptcy or insolvency related events, or if the Company defaults in the payment of any interest upon any Debenture when it becomes due and payable following the nonpayment of any such interest for 20 or more consecutive quarterly periods.

      The proceeds of the issuance will be used by the Company for general corporate purposes, including contribution to its subsidiary bank.

      The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.

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                                   Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  VIRGINIA COMMERCE BANCORP, INC.



                                  By:  /s/ Peter A. Converse
                                     -----------------------------------------
                                     Peter A. Converse, Chief Executive Officer

Dated: November 16, 2005